UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

Annual Report Pursuant to Regulation A of the Securities Act of 1933

For the fiscal year ended December 31, 2020

 Commission File Number: 24R-00233

Automation Finance Reperformance Fund IV LLC

228 Park Avenue South #67157

New York, NY 10003

(844) 736-6027

www.automationfinance.com

PART II

Forward-Looking Statements

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.” The statement “We believe demographic shifts will favor apartment communities” is an example of a forward-looking statement.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe demographic shifts will favor apartment communities” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events. Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law.

GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

Item 1.  Business

Automation Finance Reperformance Fund IV LLC, is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is seeking to raise up to $50,000,000 of capital in the Offering.

The Company expects to deploy most of the capital raised in the Offering by purchasing loans, as described in the “Use of Proceeds” section of our Offering Circular.

The Company was formed to invest in (buy) primarily non-performing mortgages, meaning mortgages that are secured by a mortgage on a private residence (i.e., somebody’s home) for which payments on the mortgage are not being made by the borrower (the mortgagee). We refer to these as “Mortgages”. The Mortgages we intend to buy were often originated or previously owned by financial institutions that are now defunct or in financial difficulty. The Company does not currently have any unfunded capital commitments. Should we need more capital for any reason, we intend to either sell more Class A Investor Shares or sell other classes of securities. In selling Class A Investor Shares or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $50,000,000 of securities using Regulation A during any period of 12 months. The price of the Series A Preferred Stock is $10.00 per share.

As of December 31, 2020, the Company had not acquired any mortgage loans or otherwise conducted any business.

Investment Strategy

The Investment Manager believes the Company can buy distressed residential mortgages at significant discounts to their unpaid principal balances and, more importantly, to the value of the underlying houses. Many depository institutions and other holders of sub performing or non-performing mortgages in the United States continue to be under financial duress and may be motivated to sell these mortgages at attractive prices. In addition, government-related agencies acting as receivers, such as the Federal Deposit Insurance Corporation, have acquired and are expected to continue to acquire significant portfolios of troubled mortgages from failed depository institutions. Many sellers look to sell the smallest, most distressed mortgages in their portfolios to companies like ours, that are willing to take on the work required to reach a resolution with the borrower.

The size of the non-performing and sub-performing residential mortgage market has grown considerably in the last few years, and the Investment Manager believes that it will continue to grow. Based upon research concerning those markets, including the public statements and/or reports issued by leading lenders, servicers, and data aggregators and analysts, the Investment Manager believes that close to $100 billion of residential mortgage mortgages are troubled or at significant risk of default.

The principals of our Investment Manager have significant experience with lower-dollar-value distressed mortgages, generally on residential properties worth less than $100,000. Our Investment Manager’s principals believe they are one of only a few national, institutional-quality buyers for these lower-dollar-value assets. Consequently, we seek to acquire assets that are too small and too distressed to be a high priority for larger banks, hedge funds, or other large buyers.

The Company intends to invest primarily in U.S. single-family residential mortgages, secured by one-to-four-family assets. On occasion, if the Investment Manager believes it would be a good idea based on market conditions, the Company might also acquire (i) direct interests in real estate, (ii) mortgages secured by more than four family assets, and/or (iii) and commercial mortgages. Despite these occasional purchases, the Company expects that mortgage mortgages secured by one-to-four-family assets will comprise no less than 95% of its total portfolio, although the Investment Manager is not bound by that figure.

Competition

Many companies and individuals compete to invest in the same kinds of mortgages the Company seeks to buy. Our competitors may have a lower cost of capital, better access to leverage, or other advantages compared to the Company. The more competition there is, the more the Company may be required to pay for mortgages and the more risk the Company may be required to assume to obtain a given return (yield) on its investments.

Risks of Investing

We face risks and uncertainties that could affect us and our business. These risks are outlined under the heading “Risks of investing” contained in our Form 1-A Regulation A offering statement filed September 4, 2019, which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Class A Series.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Offering Results

The Company was formed on July 13, 2018, and its offering under Tier 2 of Regulation A (the “Offering”) was “qualified” by the Securities and Exchange Commission on July 19, 2019 (a subsequent amendment of the Company’s Offering State was qualified on September 26, 2019).

During the year ended December 31, 2020, the Company had accepted subscriptions for 210,757 shares totaling $2,107,570, redeemed 1,971 shares totaling $19,706 and made distributions amounting to $107,153. Approximately 4,782,659 of our Series A shares remained available for sale to the public under our Offering.

The per share purchase price of our Class A Series has been $10.00 per share from inception through December 31, 2020.

Results of Operations

As of December 31, 2020, the Company had not commenced its operations and hence had not acquired any mortgage loans or otherwise conducted any business.

Our management is not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of real estate and real estate related investments.

Revenue

Non- Investment Income

For the years ended December 31, 2020 and 2019, we had no income (loss).

Expenses

General and Administrative

For the years ended December 31, 2020 and 2019, we had no general and administrative expenses.

Offering and Organizational Expense

For the years ended December 31, 2020 we had no Offering and Organizational expenses.

Capital Resources

Apart from our efforts to raise money via the sale of Class A Series in the Offering, we are not aware of any material trends, favorable or unfavorable, in our capital resources, or any expected material changes in the mix and relative cost of such resources.

Asset Management Fees

For the years ended December 31, 2020 and 2019 we did not charge any asset management fees.

Our Investments

As of December 31, 2020, the Company had not acquired any mortgage loans or otherwise conducted any business.

Liquidity and Capital Resources

To provide more “liquidity” – meaning cash – we might borrow money from banks or other lenders, secured by the Mortgages and other property owned by the Company. Typically, we are able to borrow approximately 75.0% of the purchase price of Mortgages, although our Investment Manager does not intend to typically exceed 50.0% of the price of the Mortgages.

The Company does not currently have any capital commitments. We expect to deploy most of the capital we raise in the Offering in buying mortgages. Should we need more capital for any reason, we could either sell more Series A Preferred Stock or sell other classes of securities. In selling Series A Preferred Stock or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $50,000,000.00 of securities using Regulation A during any period of 12 months.

Off-Balance Sheet Arrangements

As of December 31, 2020, and 2019 we had no off-balance sheet arrangements.

Item 3. Directors and Officers

Principals of our Managing Member and Investment Manager

The Principals of the Managing Member and their positions and offices are as follows:

Name	Position	Age	Term of Office	Approximate hours per week if not full time
Executive Officers
Paul Birkett	Managing Member	50	Mr. Birkett will remain in office until he resigns or is removed	Full Time

The Company itself has no employees. The positions and hours described in this chart relate to employees of the Managing Member.

Ownership of Related Entities

Mr. Birkett owns 100% of Automation Holdings, LLC, our Managing Member, which in turn owns all of the limited liability company interests of Automation Capital Management LLC, our Investment Advisor. Mr. Birkett control all aspects of the business of the Company.

Automation Holdings, LLC is also the Managing Member of Long-Term Capital Partnership, LLC, Long Term Capital Partnership, II LLC, Long Term Capital Partnership III, LLC, People First Fund LLC, and Panatte LLC. Those entities, and the Managing Member on its own behalf, have been engaged in the same business as the Company, i.e., buying distressed mortgages and trying to work out amicable resolutions with borrowers. However, they will not acquire any additional loans after this Offering is qualified by the SEC.

BUSINESS EXPERIENCE

Mr. Birkett

Raised in Dublin Ireland, Paul founded, built and sold one of Ireland’s first mobile phone retail chains while still at college. After college, he moved to the UK and joined Procter & Gamble’s graduate trainee program.

In 1996, he joined PepsiCo and spent 18 years in a variety of marketing, sales and general management positions across Europe, Asia and North America – rising to Vice President for PepsiCo’s $3Bn hydration and non-carbonated beverage portfolios. In this role he managed the national marketing of the global Aquafina, SoBe, Propel, Sierra Mist, and Mug Root Beer trademarks before assuming the role of Vice President and General Manager for PepsiCo’s New York market unit.

Disappointed by the low returns on his retirement investments, Paul began to accumulate a portfolio of single-family rental-assets. The purchase of a distressed rental property in 2013 ultimately became a mortgage purchase and provided his first insight into the nonperforming mortgage business.

He liquidated his portfolio of 40 rental properties and launched Automation Finance (the trade name of our Managing Member, Automation Holdings, LLC) to provide investors with a way to automate their retirement plans. Since launching Automation Finance in 2015, the company and its affiliates have purchased and liquidated approximately 1500 mortgages with a par value of approximately $100 million.

Compensation of our Manager

For information regarding the compensation of our Manager, please see “Compensation of Management” in our most recent Post-Qualification Amendment and amendments thereto.

Item 4. Security Ownership of Management and Certain Security Holders

The Managing Member will own 100% of the Company’s Common Stock. As the owner of the Common Stock the Managing Member will have the right to receive 100% of the profits of the Company after Investors receive their annual return and a return of all of their capital. The amount of the profits the Managing Member will receive from owning Common Stock therefore depends on a number of factors, including:

●	The investment returns the Company is able to achieve.

●	When those returns are achieved (the Company might not achieve the same return every year).

●	When the Company distributes money to Investors; and

●	The amount of expenses the Company incurs.

OWNERSHIP OF SECURITIES

Under the Operating Agreement, the Managing Member has full control over all aspects of the business of the Company. Investors will not be entitled to vote on any matter involving the Company.

The following table sets forth the beneficial ownership of the Company and its voting securities:

Individual	Amount and Nature of Current Beneficial Ownership	Additional Beneficial Ownership that May be Acquired	Voting Rights
Paul Birkett 228 Park Avenue South #67157 New York, NY 10003	Owns 100% of the equity of Managing Member.	Might acquire Shares of Series A Preferred Stock, along with other Investors.	Managing Member of both the Managing Member and the Investment Advisor.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Mr. Birkett owns all the limited liability company interests of Automation Holdings, LLC, our Managing Member, which in turn owns all of the limited liability company interests of Automation Capital Management, LLC, our Investment Manager.

Item 5.	Interest of Management and Others in Certain Transactions

The Managing Member of the Company (Automation Holdings, LLC) will be compensated for services. The Managing Member of the Manager has advanced certain organizational expenses on behalf of the Company and will be reimbursed at a later time. For further details, please see Note 5, “Related Party” in Item 7 “Financial Statements”.

Item 6.	Other Information

None.

Item 7.	Financial Statements

Automation Finance Reperformance Fund IV LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Together with

Independent Auditor’s Report

Automation Finance Reperformance Fund IV LLC

To the Managing Member of

Automation Finance Reperformance Fund IV LLC

New York, NY

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Automation Finance Reperformance Fund IV LLC (the “Company”) which comprise the statements of financial position as of December 31, 2020 and 2019, and the related statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 21, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Automation Finance Reperformance Fund IV LLC

STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2020, AND 2019

	2020	2019
ASSETS
Cash and cash equivalents	$2,211,890	$-
Funds held in escrow account	-	85,672
Other receivables	-	387
Deferred offering cost	37,895	32,046
Total Assets	$2,249,785	$118,105

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Due to related party	$34,046	$54,046
Subscription received in advance	41,025	20
Other payables	9,122	-
Distribution payable	13,978	-
Total Liabilities	98,171	54,066

Members’ Equity:
Series A Preferred Stock, $10 per share; 5,000,000 shares authorized; 215,370 and 6,584 shares issued and outstanding as of December 31, 2020 and 2019, respectively	2,046,204	65,493

Common Stock, 1,000,000 shares authorized, issued and outstanding as of December 31, 2020 and 2019	105,410	(1,454)
Retained Earnings	-	-
Total Members’ Equity	2,151,614	64,039

Total Liabilities and Members’ Equity	$2,249,785	$118,105

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Automation Finance Reperformance Fund IV LLC

STATEMENTs OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

	2020	2019
INCOME
Other income	$-	$-
Total income	-	-
EXPENSES
General & administrative expenses	-	-
Total expenses	-	-
Net Income/(Loss)	$-	$-

Weighted average common shares outstanding – basic and diluted	1,000,000	1,000,000
Earnings/(loss) per common share – basic and diluted	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Automation Finance Reperformance Fund IV LLC

STATEMENTS OF MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

					Total
	Series A Preferred Stock		Common Stock		Members’
	Shares	Amounts	Shares	Amounts	Equity
Balance, January 1, 2019	-	$-	1,000,000	$(2,000)	$(2,000)
Contributions	6,584	65,837	-	546	66,383
Distributions	-	(344)	-	-	(344)
Net income/(loss)	-	-	-	-	-
Balance, December 31, 2019	6,584	65,493	1,000,000	(1,454)	64,039
Contributions	210,757	2,107,570	-	106,864	2,214,434
Distributions	-	(107,153)	-	-	(107,153)
Withdrawals	(1,971)	(19,706)	-	-	(19,706)
Net income/(loss)	-	-	-	-	-
Balance, December 31, 2020	215,370	$2,046,204	1,000,000	$105,410	$2,151,614

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Automation Finance Reperformance Fund IV LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$-	$-
Adjustments to reconcile net income/(loss) to net cash provided by (used in) operating activities:
Net increase (decrease) in other receivable	387	(387)
Net increase (decrease) in funds held in escrow account	85,672	(85,672)
Net increase in other payables	9,122	-
Net cash provided by (used in) operating activities	95,181	(86,059)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred offering cost	(5,849)	-
Advances from (repayments to) related party	(20,000)	20,000
Proceeds from capital contributions	2,255,439	66,403
Payments for capital withdrawals	(19,706)	-
Distributions paid	(93,175)	(344)
Net cash provided by financing activities	2,116,709	86,059

Net increase (decrease) in cash and cash equivalents	2,211,890	-
Cash and cash equivalents, beginning of year	-	-
Cash and cash equivalents, end of year	$2,211,890	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Automation Finance Reperformance Fund IV LLC

notes to Financial Statements

NOTE 1: NATURE OF OPERATIONS

Automation Finance Reperformance Fund IV LLC (the “Company”) is a limited liability company organized on July 13, 2018 under the laws of Delaware. The Company was formed to invest in (buy) primarily non- performing mortgage loans, meaning loans that are secured by a mortgage on real estate (typically a single- family residential property) and delinquent in payment, and work with homeowners to resolve the non-performing loans in a socially conscious manner. The Company was originally organized under the name ‘AF 2018 NPL A, LLC’; the name of the Company was formally changed on March 27, 2019 to AF 2019 NPL A, LLC. The name of the Company was again changed on August 14, 2019, to its current name, Automation Finance Reperformance Fund IV LLC.

The Company is managed by Automation Holdings, LLC (the “Managing Member”), a Nevada limited liability company. Automation Capital Management, LLC (the “Investment Manager”) (a related party) has exclusive control over all aspects of the Company’s business in its role as Investment Manager.

As of December 31, 2020, the Company has not commenced planned principal operations. The Company’s activities since inception have consisted of formation activities and preparations for capital raising. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to profitably operate the business.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. The Company’s ability to continue as a going concern for the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company adopted the calendar year as its basis of reporting. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies (“ASC 946”), the Company has determined that it is an investment company and has applied the guidance in accordance with ASC 946.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2019, the Company had not established a deposit account with a financial institution and all of its expenditures were paid by the manager. As of December 2020, the Company had opened a bank account with Pacific Premier Bank and held $2,211,890 in it. As of December 31, 2020, and 2019, the Company had $0 and $85,672 respectively, held with a third-party administrative company and therefore is subject to significant credit risks related to the ability of this third-party company to repay the funds held on the Company’s behalf.

Cash is subject to credit risk to the extent that the balance exceeds applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation limitations. The Company’s cash balance exceeded FDIC insured amounts by $1,961,890 as of December 31, 2020. The Company is subject to credit risk to the extent any financial institution with which it conducts business is unable to fulfil contractual obligations on its behalf.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A- “Expenses of Offering”. Deferred offering costs consist principally of legal fees incurred in connection with an offering the Company commenced in 2019 under Regulation A. Prior to the completion of the offering, these costs are capitalized on the balance sheet. The deferred offering costs will be charged to members’ equity upon the completion of the offering or to expense if the offering is not completed. Deferred offering costs of $37,898 are capitalized to the statements of financial position as of December 31, 2020 and 2019, respectively, which will be recognized upon closing of its offering in 2021.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the statements of financial position approximate their value.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers: Topic 606 (“Topic 606”). Topic 606 requires new disclosures effective January 1, 2019, including descriptions of performance obligations. The Company adopted the provisions of this guidance on January 1, 2019 using the modified retrospective approach. The Company has performed an assessment of its revenue contracts and has not identified any material changes to the timing or amount of its revenue recognition under Topic 606. The Company’s accounting policies did not materially change because of applying the principles of revenue recognition from Topic 606 and are materially consistent with the existing guidance and current practices applied by the Company. There was no impact to members’ equity as of December 31, 2019, or to revenue for the years ended December 31, 2020 and 2019 after adopting Topic 606 as revenue recognition and timing of revenue did not change as a result of implementing Topic 606.

No revenue has been earned or recognized for the years ended December 31, 2020 or 2019.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Basic and diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period. There are no dilutive or potentially dilutive instruments outstanding as of December 31, 2020 or 2019.

Income Taxes

The Company is a Delaware limited liability company and is treated as a disregarded entity for federal income tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its sole member. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the member on its individual tax return.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state, and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 4: MEMBERS’ EQUITY

The Company authorized 1,000,000 shares of common stock (no par value) and 5,000,000 shares of Series A Preferred Stock (no par value). Common stockholders have 1 vote per share while preferred stockholders do not have voting rights. Distributions of the Company’s capital are to be made first on the Series A Preferred Stock’s preferred returns (8% compounded annual return on the unreturned balance of their investment), then in returning capital contributions on the Series A Preferred Stock, and finally to common stockholders. Holders of Series A Preferred Stock can request redemption subject to the Company’s approval, which reduces the preferred return rates to 6% or 7% dependent upon the holding period prior to redemption. In the event of a liquidation of the Company, holders of Series A Preferred Stock receive a priority distribution of any available unpaid preferred returns and/or unreturned capital. However, holders of Series A Preferred Stock are guaranteed neither a preferred return nor a return of any capital contribution.

The Company is managed by a Managing Member, Automation Holdings, LLC, and the Company’s Investment Manager is Automation Capital Management, LLC, both related parties. Fees payable to Managing Member and Investment Manager are described in Note 5.

During 2019, the Company issued 6,584 shares of Series A Preferred Stock for gross proceeds of $65,837. During the year December 31, 2020, the Company issued 210,757 shares of Series A Preferred Stock for gross proceeds of $2,107,570, redeemed 1,971 shares totaling $19,706 and made distributions amounting to $107,153. Approximately 4,782,659 of Series A shares remained available for sale to the public under its Regulation A offering. The Company’s managing member made contributions of $106,864 during the year ended December 31, 2020. The Company received payment on 2021 subscriptions amounting to $41,025 as of December 31, 2020, which are recorded as subscriptions received in advance in the Company’s statement of financial position.

As of December 31, 2020, and 2019, 1,000,000 shares of common stock are issued and outstanding. As of December 31, 2020, and 2019, 215,370 and 6,584 shares of Series A Preferred Stock are issued and outstanding, respectively.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY

The Managing Member will charge the Company a management fee equal to 0.1667% per month of the total capital accounts of all of the Company’s stockholders as of the last day of each calendar month, or approximately 2% of the capital accounts per year. In addition, the Managing Member will assess a fee of $60.00 monthly per mortgage. The Investment Manager will be compensated $10,000, which will be paid by the Managing Member. As of December 31, 2020, and 2019, no management and compensation fees were charged to the Company.

Expenses from inception to December 31, 2020 were paid by the Managing Member of the Company, Automation Holdings, LLC, on the Company’s behalf. Per the LLC Agreement, the Company will reimburse the Managing Member and its affiliates, without interest, for expenses they incur in connection with the formation of the Company. As of December 31, 2020, and 2019, $34,046 and $54,046, respectively, remained due to the Managing Member of the Company.

NOTE 6: ADMINISTRATIVE SERVICES

Sudrania Fund Services Corp. serves as the Company’s administrator and performs certain administrative and accounting services on behalf of the Fund.

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). The ASU is effective for annual and interim periods beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statement.

As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 8 – FINANCIAL HIGHLIGHTS

Financial highlights presented are for the years ended December 31, 2020 and 2019:

	Series A Preferred Stocks
	2020	2019

Net return:	0.00%	0.00%

Ratios to average Members’ Equity:

Total expenses	0.00%	0.00%

Net investment income	0.00%	0.00%

Total return and the ratios to average net asset value are calculated for Series A Preferred Stock taken as a whole. An individual member’s total return and ratios may vary from the above returns and ratios due to the timing of their contributions and withdrawals and differing fee structures.

NOTE 9 - SUBSEQUENT EVENTS

From January 1, 2021 through April 21, 2021, the Company had contributions of $204,991 and withdrawals of $68,907.

In March 2020, The World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout United States and the world. As of the date the financial statements were available to be issued, there was considerable uncertainty around the expected duration of the pandemic. The Company may be significantly impacted by the pandemic, which could result in material future changes to the Company’s financial position and results of operations. The ultimate impact of COVID-19 on the financial performance of the Company’s investments cannot be reasonably estimated at this time.

Management’s Evaluation

Management has evaluated subsequent events through April 21, 2021 the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

Item 8.

INDEX OF EXHIBITS

Exhibits

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on July 13, 2018. *

Exhibit 1A-2B	Operating Agreement – Limited Liability Company Agreement. *

Exhibit 1A-2C	Authorizing Resolution – Resolution adopted on June 21, 2019. *

Exhibit 1A-2D	Certificate of Name Change filed with the Delaware Secretary of State on March 27, 2019. *

Exhibit 1A-4	Form of Investment Agreement. *

Exhibit 1A-6A	Investment Management Agreement – The agreement captioned “Investment Advisory and Management Services Agreement” between the Company and Automation Capital Management LLC, dated June 21, 2019. *

Exhibit 1A-6B	Servicing Agreement with Land Home. NOTE: A confidentiality request has been made for this Exhibit pursuant to SEC Rule 406. *

Exhibit 1A-15.1	Operating Results of Prior Programs. *

*	All Exhibits are incorporated by reference to those previously filed.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Automation Finance Reperformance Fund IV LLC

By:	Automation Holdings, LLC
As Managing Member

By	/s/ Paul Birkett
Paul Birkett, Managing Member
April 30, 2021

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul Birkett
Paul Birkett
Managing Member of Automation Holdings LLC
April 30, 2021